EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated December 31, 1997, by and between Barringer Technologies Inc. (the "Company") and Stanley S. Binder (the "Executive"), residing at 32 Corey Lane, Mendham, New Jersey 07945.

                              W I T N E S S E T H:

     WHEREAS, on December 31, 1997, the Executive and the Company originally entered into this Agreement, which set forth the terms and conditions upon which the Executive shall continue to serve as the Chairman of the Board and Chief Executive Officer of the Company; and

     WHEREAS, the Executive and the Company wish to amend and restate certain of the provisions of this Agreement to correctly reflect the current understanding of the parties with respect to such terms and conditions, all as more fully set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     Section 1. Term of Employment. The Executive's employment under this Agreement shall commence on January 1, 1998 (the "Commencement Date") and, subject to earlier termination pursuant to Section 6 hereof, shall continue until December 31, 2002 (the "Term"). The Executive hereby represents and warrants that (i) he has the legal capacity to execute and perform this Agreement, (ii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iii) the Executive's service hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which the Executive is presently a party or by which he may be bound, and (iv) the Executive is not subject to, or bound by, any covenant against competition, confidentiality obligation or any other agreement, order, judgment or other obligation which would conflict with, restrict or limit the performance of the services to be provided by him hereunder.

     Section 2. Position and Duties. During the Term, the Executive shall serve as the Chairman and Chief Executive Officer of the Company and shall have such powers and duties as are commensurate with such position and as may be conferred upon him from time to time by the Board of Directors of the Company (the "Board"). During the Term, and except for illness or incapacity and reasonable vacation periods consistent with Section 3 below, the Executive shall reasonably devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that the Executive may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Company), speaking engagements, membership on the board of directors of other organizations (to the extent approved in advance by the Board), and similar activities to the extent that such activities do not inhibit or prohibit the performance

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of his duties hereunder or inhibit or conflict with the business of the Company, its subsidiaries and affiliates.

     Section 3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive officer, director, or member of any committee of the Company or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

     (a) The Company shall pay the Executive a fixed salary at the rate of $250,000 per annum or such higher (but never lower) annual amount as is being paid from time to time pursuant to the terms hereof ("Base Salary"). The Base Salary shall be subject to such periodic review and such periodic increases as the Board shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior officers. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than bi-weekly.

     (b) Provided that the Executive remains actively employed by the Company on a full-time basis, the Company shall pay the Executive a special bonus (each, a "Special Bonus") in the respective amounts set forth below if, in any fiscal year during the Term, "EBITDA" for such fiscal year at least equals "Targeted EBITDA" for such fiscal year; provided, however, that the Executive shall not be entitled to receive more than three Special Bonuses during the Term.

     Special Bonus Number                            Special Bonus Amount

           One                                              $65,000
           Two                                              $65,000
           Three                                            $70,000

Any Special Bonus payable to the Executive hereunder shall accrue as of the end of the applicable fiscal year but shall be paid no later than March 31 of the year immediately succeeding the end of the fiscal year in respect of which such Special Bonus has been earned.

     For purposes of this Section 3(b), "EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of the Company and its subsidiaries paid or accrued for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), all interest expenses, amortization expenses and depreciation expenses of the Company and its subsidiaries paid or accrued for such period, and (iii) other non-cash items reducing Consolidated Net Income, less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its subsidiaries in conformity with generally accepted accounting principles, consistently applied for all relevant periods. "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its subsidiaries for such period on a consolidated basis, determined in accordance with generally accepted accounting principles, consistently applied for all relevant

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periods, less (i) gains and losses from any sale, lease, conveyance, transfer or other disposition of any assets or property of the Company and its subsidiaries, other than in the ordinary course of business, including the tax effects thereof, (ii) items classified under generally accepted accounting principles, consistently applied for all relevant periods, as extraordinary or non-recurring gains and losses, and the related tax effects thereof, and (iii) the net income or loss of any entity acquired in a transaction accounted for as a pooling of interests accrued prior to the date such entity is acquired by the Company. "Targeted EBITDA" for any fiscal year shall be as set forth in the annual budget for such fiscal year prepared by management of the Company (including the Executive) and approved by the Board.

     All determinations of EBITDA hereunder shall be made by the Company's independent public accountants, which determinations shall be final, binding and conclusive on the Executive and the Company, absent clear mistake or other manifest error.

     (c) The Executive shall be entitled to participate in the Company's Annual Incentive Plan or any successor plan (the "Annual Incentive Plan"), which plan provides for the payment of incentive cash compensation to key officers based upon the performance of the Company and the officer's individual performance. The Company shall pay the Executive such amounts, if any, as shall become due to the Executive from time to time under the Annual Incentive Plan. A summary description of the terms of the Annual Incentive Plan is attached hereto as Exhibit A.

     (d) The Executive also shall be entitled to participate in the Company's Supplemental Executive Retirement Plan or any successor plan (the "SERP Plan"), which plan provides for contributions by the Company to accounts maintained for the benefit of certain senior executive officers of the Company based upon the performance of the Company. The Company shall pay to the Executive's account such amounts, if any, as shall become due from time to time under the SERP Plan. A summary description of the terms of the SERP Plan is attached hereto as Exhibit B.

     (e) Within 30 days of the date hereof, the Executive Compensation Committee of the Board (the "Committee") shall, pursuant to the terms of the Company's 1997 Stock Compensation Program (the "Program"), grant to the Executive options (the "Options") covering 50,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). The Options may be incentive stock options or non-qualified options, as determined by the Committee. The Options shall have an exercise price (subject to adjustment as specified in the Program) equal to the Fair Market Value (as such term is defined in the Program) of the Common Stock underlying the Options on the date of grant, and shall be governed by and subject to the terms and conditions of the Program (except as otherwise provided for in Section 6 hereof).

     (f) Subject to compliance with the terms of Section 4 hereof, the Company shall reimburse the Executive for the Executive's actual out-of-pocket expenses of leasing a car of the Executive's choice and all related maintenance, repairs, insurance and other expenses, subject to a monthly cap of $750.

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     (g) The Base Salary in effect from time to time shall be  increased  by any premiums  paid by the  Executive to obtain and  maintain a disability  insurance
policy  (together  with  any  replacement   disability   insurance  policy,  the
"Disability Policy") providing the Executive with payments equal to not more than 65% of his Base Salary as in effect from time to time in the event that the Executive becomes permanently disabled and containing such terms and conditions as the Board or the Executive Compensation Committee of the Board may approve. The Executive shall be the owner of the Disability Policy and the Company shall have no obligation to maintain the Disability Policy or incur any out-of-pocket expense in connection therewith. The Executive shall provide the Company with a true and complete copy of any Disability Policy maintained by the Executive and shall provide the Company with such other information (including access to such medical and other records relating to the Executive) as the Company may reasonably request from time to time.

     (h) The Company shall maintain a term insurance policy (the "Term Policy") insuring the life of the Executive with a mutually acceptable insurance company in an amount of not less than $1,000,000 at no cost to the Executive (except any associated tax liability) with the beneficiary to be designated by the Executive. In the event that the Executive's employment is terminated pursuant to the terms hereof, the Company shall assign its rights under the Term Policy to the Executive for no additional consideration and, subject to the terms of the Term Policy, the Executive shall have the right to assume the Company's obligations thereunder. Upon such assignment, the Company shall have no further obligation with respect to the Term Policy.

     (i) Subject to compliance with the terms of Section 4 hereof, the Company shall reimburse the Executive for the actual out-of-pocket expenses incurred by the Executive in obtaining personal financial planning, tax or legal services, subject to a cap of $15,000 for expenses incurred prior to the first anniversary of the Commencement Date and $5,000 for expenses incurred in each remaining calendar year during the Term.

     (j) The Executive shall be entitled to five weeks of vacation in each calendar year during the Term; provided, however, that the Executive shall not be entitled to carryover vacation from one year to any other year or to any payment in respect of any unused or accrued vacation.

     (k) The Company also will furnish the Executive, without cost to him except any associated tax liability, with perquisites consistent with those afforded other senior executives holding positions with the Company comparable to the position held by the Executive.

     (l) Except as expressly modified by the terms hereof, the Executive shall be entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of the Company are eligible under any plan or program now or hereafter established and maintained by the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs

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and in accordance with the provisions  thereof.  Notwithstanding  the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, including, without limitation, the Annual Incentive Plan and the SERP Plan; provided, that, such amendment or termination is applicable generally to the senior officers of the Company or any subsidiary or affiliate.

     Section 4. Business Expenses. Subject to any applicable limitations set forth in Section 3, the Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

     Section 5. Reserved.

     Section 6. Termination of Employment; Effects Thereof.

     (a) The Company shall have the right, upon delivery of written notice to the Executive, to terminate the Executive's employment hereunder prior to the expiration of the Term (i) pursuant to a Termination for Cause, (ii) upon the Executive's becoming Permanent Disabled, or (iii) pursuant to a Without Cause Termination; provided, however, that, without the Executive's written consent, no Without Cause Termination shall be effective until 60 days after receipt by the Executive of written notice of termination from the Company. The Executive shall have the right, upon delivery of written notice to the Company, to terminate the Executive's employment hereunder prior to the expiration of the Term (i) pursuant to a termination for Good Reason, (ii) following the occurrence of Change in Control Event upon compliance with the procedures set forth in Section 6(f), or (iii) in the Executive's sole discretion; provided, however, that, without the Company's written consent, no termination of the Executive's employment pursuant to this sentence shall be effective without the Company's consent until 90 days after receipt by the Company of written notice of termination from the Executive. The Executive's employment hereunder shall terminate automatically without action by any party hereto upon the Executive's death.

     (b) In the event that the Company terminates the Executive's employment pursuant to a Without Cause Termination, or the Executive terminates his employment for Good Reason, the Company shall pay the Executive a lump sum equal to 2.99 times the Executive's annual Base Salary as in effect at the time of such termination, together with any earned but unpaid Base Salary as of the date of termination of employment. In addition, subject to the provisions of Section 3(l), the Company shall pay the Executive an amount determined under the Annual Incentive Plan in respect of the year in which the termination of employment is effective assuming (i) the Executive has met all of his personal objectives pro rated for such year, and (ii) the total bonus pool under the Annual Incentive Plan for such year is based upon the level of the Company's performance through the end of the month immediately preceding the effective date of such termination with such performance being annualized for the year in which the

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termination  of  employment  is  effective.  The  Company  also shall pay to the
Executive (or as the Executive may otherwise direct) all amounts which the Executive is entitled to pursuant to the SERP Plan (whether vested or unvested). Further, notwithstanding the terms of the Company's stock compensation programs or the terms of any agreement between the Company and the Executive evidencing an award to the Executive, (i) all stock options and other awards previously granted to the Executive shall become immediately payable (in the case of any awards which do not require further payment or exercise by the Executive) or exercisable for a period of six months following the effective date of the termination of the Executive's employment, and (ii) any stock options or other awards previously granted to the Executive which have not been exercised on or before the end of such six-month period shall expire and shall be null and void. The Company shall continue to provide the Executive and his spouse with
continued  group   hospitalization,   health  and  medical  insurance   coverage
consistent with and pursuant to the terms of the medical plan, if any, then maintained by the Company for its employees until the Executive reaches age 65 or, in the event the Executive dies prior to attaining age 65, until his spouse becomes eligible for medical benefits provided pursuant to Medicare or any successor program. Neither the Executive nor his spouse shall be required to contribute to the cost of such coverage (except for any deductibles and co-payments generally applicable to participants in such medical plan). The Executive acknowledges that the medical benefits coverage provided to him and his spouse hereunder shall run concurrently with any period of coverage to which the Executive or his spouse may be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Any period of continuation coverage under COBRA shall be measured from the effective date of the termination of the Executive's employment hereunder. The Executive and his spouse will have the statutory period after the termination of his employment to elect continued COBRA coverage. No other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law.

     (c) In the event that the Company terminates the Executive's employment pursuant to a Permanent Disability, the Company shall pay the Executive any earned but unpaid Base Salary as of the date of termination of employment and, subject to the provisions of Section 3(l), shall pay the Executive an amount determined under the Annual Incentive Plan in respect of the year in which the termination of employment is effective assuming (i) the Executive has met all of his personal objectives pro rated for such year, and (ii) the total bonus pool under the Annual Incentive Plan for such year is based upon the level of the Company's performance through the end of the month immediately preceding the effective date of such termination with such performance being annualized for the year in which the termination of employment is effective. The Company also shall pay to the Executive (or as the Executive may otherwise direct) all amounts which the Executive is entitled to pursuant to the SERP Plan (whether vested or unvested). All stock options or other awards previously granted to the Executive that have not vested on or before the effective date of the termination of the Executive's employment will immediately expire and shall be null and void as of the date of termination and all options or awards previously granted to the Executive that have vested on or before the effective date of the termination of the Executive's employment shall be payable or exercisable as specified in the stock compensation program or other arrangement pursuant to which such options or awards were granted to the Executive. No other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law.

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     (d) In the event that the Company  terminates  the  Executive's  employment hereunder due to a Termination for Cause or the Executive terminates his employment with the Company other than for Good Reason (including, without limitation, pursuant to any retirement plan or policy then maintained by the Company), the Company shall pay the Executive any earned but unpaid Base Salary as of the date of termination of employment. The Company also shall pay to the Executive (or as the Executive may otherwise direct) all amounts then credited to the Executive's account pursuant to the SERP Plan that have vested on or before the effective date of the termination of the Executive's employment and all amounts then so credited that have not vested on or before the effective date of the termination of the Executive's employment shall be forfeited. The Executive shall not be entitled to participate in the Annual Incentive Plan in respect of the year in which termination of his employment occurs or any subsequent year. Notwithstanding the terms of the Company's stock compensation programs or the terms of any agreement between the Company and the Executive evidencing an award to the Executive, (i) all stock options and other awards previously granted to the Executive that have not vested on or before the effective date of the termination of the Executive's employment shall expire and shall be null and void, (ii) all stock options and other awards previously granted to the Executive that have vested on or prior to the effective date of the termination of the Executive's employment shall be payable (in the case of any awards which do not require further payment or exercise by the Executive) or exercisable for a period of three months following the effective date of the termination of the Executive's employment, and (iii) any such stock options or other awards which have not been exercised on or before the end of such three-month period shall expire and shall be null and void. No other payments shall be made, or benefits provided, by the Company whether under this Agreement or otherwise except to the extent required by law.

     (e) In the event that the Executive's employment hereunder is terminated due to the Executive's death, the Company shall pay the Executive's executor or other legal representative (the "Representative") any earned but unpaid Base Salary as of the date of termination of employment and, subject to the provisions of Section 3(l), shall pay the Representative an amount determined under the Annual Incentive Plan in respect of the year in which the Executive's death occurs assuming (i) the Executive has met all of his personal objectives pro rated for such year, and (ii) the total bonus pool under the Annual
Incentive Plan for such year is based upon the level of the Company's performance through the end of the month immediately preceding the Executive's death with such performance being annualized for the year in which the Executive's death occurs; provided, that, the amount paid to the Representative shall be pro rated for the number of complete months preceding the Executive's death. In addition, the Company shall pay to the Representative (or as the Representative may otherwise direct) all amounts which the Executive is entitled to pursuant to the SERP Plan (whether vested or unvested). All stock options or other awards previously granted to the Executive that have not vested on or before the Executive's death will immediately expire and shall be null and void as of the date of death and all options or awards previously granted to the Executive that have vested on or before the Executive's death shall be payable or exercisable by the Representative as specified in the stock compensation program or other arrangement pursuant to which such options or awards were granted to the Executive. No other payments shall be

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made,  or benefits  provided,  by the  Company  under this  Agreement  except as otherwise required by law.

     (f) If a Change in Control Event occurs, the Executive shall have the right, in his sole discretion, to elect to terminate his employment by providing written notice of his election to the Company within 180 days after the occurrence of such Change in Control Event. Any termination of employment by the Executive pursuant to this Section 6(f) shall be deemed to be a termination for Good Reason and shall have the effects set forth in Section 6(b) hereof.

     (g) For purposes of this Agreement, the following terms have the following meanings:

               (i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company because the Executive has (a) materially breached or materially failed to perform his duties under applicable law and such breach or failure to perform causes material damage to the Company or constitutes self-dealing or willful misconduct, (b) intentionally committed an act of dishonesty in the performance of his duties hereunder that either constitutes self-dealing, willful misconduct, a breach of duty to the Company or a violation of applicable law, (c) engaged in conduct detrimental to the business of the Company which causes material damage to the Company, (d) been convicted of a felony, (e) been convicted of a misdemeanor involving moral turpitude, (f) materially breached or materially failed to perform his obligations and duties hereunder, which breach or failure the Executive shall fail to remedy within 30 days after written demand from the Company, or (g) violated in any material respect the representations made in Section 1 above or the provisions of Section 7 below.

               (ii) The term "Good Reason" means a termination of the Executive's employment by the Executive due to a failure of the Company or its successors without the prior consent of the Executive to fulfill its obligations under this Agreement in any material respect, including (a) any failure to elect or re-elect or to appoint or reappoint the Executive to the office of Chairman of the Board and Chief Executive Officer (or any equivalent title with substantially similar duties), (b) any other material change by the Company in the functions, duties or responsibilities of the Executive's position with the Company which would materially reduce the ranking or level, dignity, responsibility, importance or scope of such position, or (c) the termination or amendment of either the Annual Incentive Plan or the SERP Plan so as to materially diminish the benefits expected to be enjoyed by the Executive thereunder; provided, however, that for purposes of this clause (c), "Good Reason" shall not exist if the termination or amendment (i) occurs in connection with the adoption or modification of another plan having a purpose similar to the Annual Incentive Plan or the SERP Plan, as the case may be, in which the Executive is eligible to participate and, after giving effect to the adoption or modification of such other plan, the aggregate net benefit expected to

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          be  enjoyed  by the  Executive  under  such  plans  is not  diminished materially, or (ii) was reasonably required in order to comply with applicable law, rule or regulation.

               (iii) The term "Without Cause Termination" means a termination of the Executive's employment by the Company other than due to (i) a Termination for Cause, (ii) Permanent Disability, (iii) the Executive's death, or (iv) the expiration of this Agreement.

               (iv) The term "Permanent Disability" means permanently disabled so as to qualify for full benefits under the Disability Policy; provided, however, that if no Disability Policy is in effect on the date of determination, "Permanent Disability" shall mean the inability of the Executive to perform his duties hereunder on a full-time basis for a period of six full calendar months during any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by the Executive's attending physician (or a physician selected by the Company and reasonably satisfactory to the Executive or his legal representative if the Executive's physician is unable or unwilling to provide the necessary certification) of a medical certification form outlining the disability and treatment.

               (v) The term "Change in Control Event" means any of the following events:

                    (A) Any  "person"  or  "group"  (as such  terms  are used in
               Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Company's outstanding capital stock;

                    (B) The individuals who (i) as of the date of this Agreement constitute  the Board of Directors  (the  "Original  Directors"),
               (ii) thereafter are elected to the Board of Directors and whose election or nomination for election to the Board of Directors was approved by a vote of at least 2/3 of the Original Directors then still in office (such Directors being called "Additional Original Directors"), or (iii) are elected to the Board of Directors and whose election or nomination for election to the Board of Directors was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board of Directors;

                    (C) The Company  shall  consummate a merger,  consolidation, recapitalization, or reorganization of the Company, other than any such transaction which results in holders of outstanding voting securities of the Company immediately prior to the transaction having beneficial ownership of at least 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

                    (D) The Company shall consummate a plan of complete liquidation of the Company or an agreement for the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets to any person, or group of related persons, in one or a series of related transactions.

     (h) Any payments to be made or benefits to be provided by the Company pursuant to Section 6(b) or (f) hereof are subject to the receipt by the Company of an effective general release and agreement not to sue in a form reasonably satisfactory to the Company (the "Release") pursuant to which the Executive agrees (i) to release all claims against the Company and certain related parties (excluding claims for any severance benefits payable hereunder), (ii) not to maintain any action, suit, claim or proceeding against the Company and certain related parties, and (iii) to be bound by certain confidentiality and mutual non-disparagement covenants specified therein. Notwithstanding the due date of any post-employment payment, the Company shall not be obligated to make any payments under Section 6(b) or (f) until after the expiration of any revocation period applicable to the Release.

     Section 7. Other Duties of Executive During and After Term. (a) The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Company has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. In consideration of the payments made to him hereunder, the Executive shall not, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, businesses, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of the Company, to deliver the same to the Company.

     (b) The Executive recognizes and acknowledges that the Company shall own all Work Product created by the Executive during the Term. As used herein, "Work Product" includes, but is not limited to, all intellectual property rights, U.S. and international copyrights, patentable inventions, creations, discoveries and improvements, works of authorship and ideas, whether or not patentable or copyrightable and regardless of their form or state of development. All Work Product shall be considered work made for hire by the Executive and shall be owned by the Company.

     If any of the Work Product may not, by operation of law, be considered a work made for hire by the Executive for the Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Executive shall assign, and upon creation thereof shall be deemed to have automatically assigned, without further consideration, the ownership of all such Work Product to the Company and its successors and assigns. The Company, its successors and assigns shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and other protections available to the Work Product. The Executive shall, at the Company's expense, assist the Company in obtaining and maintaining patent, copyright, trademark and other appropriate protection for all Work Product in all countries. The Executive hereby irrevocably relinquishes for the benefit of the Company, its successors and assigns any moral rights in the Work Product recognized under applicable law.

     The Executive shall disclose all Work Product promptly to the Company and shall not disclose the Work Product to anyone other than authorized Company personnel without the Company's prior written consent. The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others.

     The provisions of this Section 7(b) cover Work Product of any kind that is conceived or made by the Executive that (i) results from tasks assigned to the Executive by the Company, its subsidiaries and affiliates, or (ii) are conceived or made with the use of facilities or materials provided by the Company, its subsidiaries and affiliates.

     (c) In consideration of the payments made to him hereunder, during the two-year period commencing on the effective date of the termination of his employment for any reason, the Executive shall not, without express prior written approval of the Board, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, limited liability company, business trust, partnership, sole proprietorship or other entity engaged in competition with the Company or any of its affiliates (a "Competitor"), other than severance-type or retirement-type benefits from entities constituting prior employers of the Executive. The Executive also shall not, during such two-year period, solicit for the account of any Competitor, any customer or client of the Company or its affiliates, or any entity or individual that was such a customer or client during the twelve-month period immediately preceding the termination of the Executive's employment. The Executive also shall not, during such two-year period, act on behalf of any Competitor to interfere with the relationship between the Company or its subsidiaries and affiliates and their respective employees.

     For purposes of the preceding paragraph, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholding or otherwise, of an equity interest in a business, firm or entity other than ownership of less than two percent of any class of equity interest in a publicly held business, firm or entity and (ii) an entity shall be considered to be "engaged in competition" if such entity is, or is a holding company for, a company engaged in the business of designing, manufacturing, assembling, selling or servicing trace chemical detection equipment or related software or supplies anywhere in the world.

     (d) The  Executive  acknowledges  that the  restrictions  contained in this
Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any provision contained in this Section 7 will result in irreparable injury to the Company for which a remedy at law would be inadequate. Accordingly, the Executive acknowledges that the Company shall be entitled to temporary, preliminary and permanent injunctive relief against the Executive in the event of any breach or threatened breach by the Executive of the provisions of this Section 7, in addition to any other remedy that may be available to the Company whether at law or in equity.

     (e) The Company's obligation to make payments, or provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation by the Executive of the provisions of this Section 7. The provisions of this Section 7 shall survive any termination of the Executive's employment with the Company.

     Section 8. Excise Taxes. Notwithstanding anything herein to the contrary, if it is determined that any payment, coverage or benefit provided to the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then the Executive shall be entitled to one or more additional payments (each, a "Gross-up Payment") in an amount that will place the Executive in the same after-tax economic position that he would have enjoyed if the Excise Tax had not been imposed. The amount of each Gross-up Payment shall be determined in good faith by the Company in accordance with the formula {(E x (1 - M) / (1 - T)) - E} (or such other formula as the Company reasonably determines is appropriate to achieve the same result), where

     E equals the payment, coverage or benefit which is determined to be "excess parachute payments" within the meaning of Section 280G(b)(i) of the Code;

     M equals the sum of the highest marginal federal and state income tax rates then applicable to the Executive, net of the effect, if any, of the deduction of state income taxes on the Executive's federal income tax return; and

     T equals M plus the rate of Excise Tax applicable to the payment, coverage or benefit.

     Any Gross-Up Payment shall be paid to the Executive in sufficient time to enable the Executive to pay any Excise Tax imposed on the Executive.

     Section 9. Withholdings. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by or on behalf of the Company.

     Section 10. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term "Company" as used herein shall mean such other person or entity and this Agreement shall continue in full force and effect.

     Section 11. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail (i) if to the Executive, at the address set forth above with a copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, New York 10017, attention: Anthony L. Paccione, or (ii) if to the Company, as follows:

                          Barringer Technologies Inc.
                          219 South Street
                          Murray Hill, New Jersey 07974

or to such other address as either party shall have previously specified in writing to the other.

     Section 12. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 12 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

     Section 13. Expenses. Except as set forth herein, each party hereto shall pay its own expenses incident to the preparation, negotiation, administration and enforcement of this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, the Company shall reimburse the Executive for the reasonable out-of-pocket expenses incurred by the Executive in connection with the preparation, negotiation and execution of this Agreement, subject to receipt of appropriate invoices and such other documentation as the Company may reasonably request.

     Section 14. Source of Payment. Subject to the terms of the SERP Plan, all payments provided for under this Agreement shall be paid in cash from the general funds of the Company. Except as may be required pursuant to the SERP Plan, the Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

     Section 15. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him without the prior written consent of the Company. Any attempted assignment in violation of this Section 15 shall be null and void.

     Section 16. Dispute Resolution. At the option of either the Company or the Executive, any dispute, controversy or question arising under, out of or relating to this Agreement or the breach thereof, other than pursuant to Section 7 hereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator mutually selected by the parties hereto. Any arbitration proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is in existence). If the parties are unable to agree upon such a neutral arbitrator within 21 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for a final and binding appointment of a neutral arbitrator, however, if such Association is not then in existence or does not act in the matter within 45 days of any such application, either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for an appointment of a neutral arbitrator to hear the parties and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute, controversy or question arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. The Executive and the Company shall each bear all their own costs (including the fees and disbursements of counsel) incurred in connection with any such arbitration and shall each pay one-half of the costs of any arbitrator appointed hereunder.

     Section 17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

     Section 18. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters, including, but not limited to, the Employment Agreement, dated as of July 10, 1989, between the Company and the Executive.

     Section 19. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this Section 19 may only be amended or otherwise modified by such a writing.

     Section 20. Severability. The invalidity of any provision hereof shall not affect the validity, force or effect of the remaining provisions hereof. In the event that an arbitrator designated pursuant to the provisions of Section 16 or a court of competent jurisdiction determines that any provision contained herein is not enforceable as written because of the breadth or duration of such provision, such arbitrator or court shall have the authority to modify the terms of such provision so that, as so modified, such provision shall be enforceable to the maximum extent permitted by applicable law.

     Section 21. No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, each of whom has been represented by counsel, and shall not be strictly construed against either party.

     Section 22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first written above.


                                           BARRINGER TECHNOLOGIES INC.




                                           By:/s/James C. McGrath
                                              _________________________________
                                              James C. McGrath, Chairman of the
                                              Executive Compensation Committee
                                              of the Board of Directors



                                               /s/Stanley S. Binder
                                               _________________________________
                                               Stanley S. Binder


                                   EXHIBIT A


BARRINGER TECHNOLOGIES, INC.

ANNUAL INCENTIVE PLAN for
EXECUTIVE MANAGEMENT POSITIONS

Purpose

The purpose of this plan is to relate compensation for Executive to the performance of the company and their own performance. In addition, this plan should assist in attracting and retaining outstanding Executive by rewarding outstanding performance. This plan is also intended to foster the spirit of teamwork by the officer group.



General Description

The basic format of this plan is to base incentives on the establishment and accomplishment of team and individual goals for each of the Executives covered under the plan. In addition, the plan protects the interest of shareholders by limiting the total amount paid in incentives to 10% of net income.



Eligibility for the Plan

The current eligibility for the plan includes the four officers of the company; the Chief Executive Officer, the Executive Vice President, the Vice President & Secretary, and the Vice President, Finance-Chief Financial Officer. Additional eligibility may be determined by the Compensation Committee of the Board of Directors upon the recommendation of the Chief Executive Officer.


Amounts

Because each of the Executives has a different impact on the overall results of the organization, the target incentive award varies for each position and is expressed as a percentage of actual base salary effective for that year. In addition to the target percentage, there will be the ability to increase the annual incentive by up to 50% for accomplishment of goals beyond expectations, provided the overall results warrant this acceleration. Should target performance not be fully met by individuals, partial bonuses up to 50% of the targeted amount should be paid if some but not all of the goals are met.

The following table summarizes the amounts:



                                          Partial
                                        Accomplishment
         Position    Target Incentive     of Target        Maximum Incentive

           CEO            50%                25%                 100%

           EVP            40%                20%                 100%

           VP             35%                17-1/2%             100%

           CFO            30%                15%                 100%

If group targets are not met, then no incentive (0%) should be paid. If targets are exceeded, then an interpolation between the target amount and the maximum can be made.


Net Income Limitation

In no case should the amount of incentive paid out under this plan exceed 10% of net income. The following table illustrates this point:


                                          Target Annual          Target Annual
     Position           Base Salary        Incentive       Incentive in Dollars

        CEO               $250,000            50%                  $125,000

        EVP                167,000            40%                    66,800

        VP                 136,000            35%                    47,600

        CFO                125,000            35%                    43,750

        TOTAL             $678,000            42%                  $283,150

This payout of $283,150 would only be applicable if net income for the year exceeded $2,831,500 using the formula of 10% of net income as the limit. To the extent that net income is less than this amount, each individual award would be scaled back by the ratio of actual net income compared to the income necessary for a full payout. For example, if the total annual incentive $'s computed are $350,000 and net income was $1,500,000, then, each award would be multiplied by:

              $1,500,000  -  actual net income                          =42.8%
              $3,500,000  -  net income necessary for a full payout

In this way, each award will be scaled back to 42.8% of the computed amount and the total awards will be limited to 10% of net income:
                                                  $350,000  x 42.8% = $150,000


Goals

Goals should be established at the beginning of the year. The CEO and the Executives as a group will establish team goals which will be approved by the Executive Compensation Committee. An example of team goals would be the following:

        1)   Achievement of plan/budget

        2)   Accuracy of sales forecasts

        3)   Accuracy of production completion schedule

        4)   Achievement of growth strategy (internal growth and/or acquisition)

        5)   Successful completion of financing plans

        6)   New product development (optional)

In addition, each of the officers should have individual goals. The individual goals should be made up of two components. The first component should be that officer's portion of the team goals for which they have primary responsibility. For example, the Executive Vice President would have sales and production goals and the Vice President would have marketing and sales goals. The second component of individual goals will be personal goals. Examples of personal goals would be; increase involvement in industry associations, develop staff abilities, hire or designate a replacement, etc. Personal goals will be agreed to by each of the officers with the Chief Executive Officer and for the Chief Executive Officer, with the Chairman of the Executive Compensation Committee.

Equal weight should be given to the team and the individual goals. Within the individual goals, superior weight should be given to the individual's portion of the team goals and less to the personal goals, although there is no formula for weighing the importance of the goals. The formula is 50% for team goals and 50% for individual goals.

The illustration attached is offered to further clarify this plan.

Administration of the Plan

The plan is administered by the Executive Compensation Committee of the Board which has the right to interpret, amend, or cancel the plan at any time. The CEO will recommend to the Committee the results of the plan for the year, with the exception of his own award. Amounts should be accrued during the year and payment, if any, should be at the end of the year.

                                  ILLUSTRATION

Givens

The base salary of the V.P. for Marketing and Sales is $167,000. The target incentive is 35%. The computed payout to all executives is $275,000.


Goals

The team goals were:

      1.   Achievement of plan/budget - net income of $2,900,000.

      2.   Accuracy of sales forecast - 100 units

      3.   Produce 100 units

The V.P. for Marketing and Sales individual goals were:

      1.   Accuracy of sales forecast - 100 units (one of the team goals)

      2.   Personal goals of

                 hire and develop a technical sales person

                 increase industry involvement with speaking engagements

                 improve communications with major customers
Results

The sales goals of 100 units were achieved. Unforeseen supply problems limited production to 85 units. All else went well and the net income was $3,000,000. All personal goals were accomplished.

  Computation

  The annual incentive for the V.P. would be:

      1/2 of incentive based on team goal
      (team goals was partially on target = 1/2 x 35% x 50%    =       8.75%
      since production goal was only partially achieved

      1/2 of incentive based on individual goal (including personal goals)
      (individual was on target = 1/2 x 35%                      =       17.5%
                                                 Total           =       26.25%

                                            26.25% x $167,000    =   $43,837.50

The limitation on annual incentive would be:

Company earned $3,000,000. For target payout to all executives, the company must earn $2,750,000. Therefore the payout of $43,837.50 is not modified.

If earnings were only $2,000,000, then the award would be adjusted by:
                      $2,000,000  actual net income           =       72.7%
                       2,750,000  the amount needed for a full payout

The individual award for the V.P. for Marketing and Sales would be:

                  $43,837.50 x 72.7% = $31,870.

And the total incentives for all executives would be $200,000. (10% of net income)

                                   EXHIBIT B


BARRINGER TECHNOLOGIES

Supplemental Executive Retirement Plan

Purpose: The purpose of this plan is to provide a reasonable replacement of income for Executives of the company upon retirement. The amounts are contingent on the performance of the company as well as the individual Executive.



General Description: This is a defined contribution plan in which a defined percentage of each executive's annual pay is contributed annually to an account in the executive's name. The percentage is contingent on company performance. Since the annual incentive is included in the definition of pay, the contribution is also contingent on the executive's performance. The plan supplements the existing retirement plan for all employees which is qualified under section 401(k) of the IRS code as well as Social Security. This
Supplemental Executive Retirement Plan is not qualified for special tax treatment, and contributions to the plan are not deductible for tax purposes until actual amounts are paid out as compensation expenses. Contributions are not taxed to the executives until received. Contributions are charged to earnings for the year the contributions are made.



Eligibility: Eligibility is determined by the Executive Compensation Committee of the Board of Directors. The initial eligibility includes:

                  Stanley S. Binder         Chief Executive Officer
                  John H. Davies            Executive Vice President
                  Kenneth S. Woods          Vice President and Secretary
                  Richard S. Rosenfeld      Vice President, Finance -
                                               Chief Financial Officer

Contributions: Contributions will be made annually to an account in the name of each individual in the plan as soon after the final accounting of the company's annual results as is practical.

The amount of the annual contribution will be a percentage of the base salary and annual incentive of each individual for the year just ended. The percentage will be determined by the Executive Compensation Committee of the Board of Directors with the following guidelines:


                                    If no net        If Target net income       Maximum Contribution if
                                    income               is achieved            net income exceeds Target

           Stan Binder              0%                      20%                         22%

           John Davies              0%                      20%                         22%

           Ken Woods                0%                       8%                         10%

           Rich Rosenfeld           0%                       8%                         10%


Contributions will be on a sliding scale. The Compensation Committee will interpolate between the percentages between the guidelines where necessary using as guidance the amount of net income, the relationship of net income to past years, the overall economic environment, and other factors they consider relevant.

Investment of Account Balances. Account balances will be invested by the Company in the same investment options available in the Company's 401(k) plan. The Executives may indicate the investment options of their choice, although the Executive Compensation Committee will make the designation of how the funds will be invested. The earnings accrue to the account of the named Executive. Earnings of the account are taxable to the Company when they are earned. Earnings are deductible by the Company and taxable to the Executives when they are paid out as retirement income to the individual.

The fund balance is made up of Company contributions which are made annually and earnings or losses which are accrued periodically according to the investment choice. Mutual funds are valued daily, etc.

Vesting:  Full vesting is 100% after 5 years of plan participation.

Distribution:

           Retirement

           The minimum age for retirement distribution is age 60 with 5 years of plan participation.

           Amount

           The individual will be distributed a lump sum equal to the account balance, which includes both Company contributions and earnings or losses, or a life annuity purchased with the account balance.

           Death or Permanent
           Disability Benefit

          In the case of death or permanent disability, the individual or designated beneficiary will receive the account balance on that date, whether or not the individual is vested.

           Discharge without Cause or
           Resignation for Good Reason

          The individual receives the balance of the account on the designated date whether or not the individual is vested.

          Voluntary Resignation

          The individual, if vested, receives distribution at the later of date of termination or age 60. If individual is not vested, account balance is forfeited.

          Termination for Cause

          The individual, if vested, receives distribution at the later of the date of termination or age 60. If individual is not vested, account balance is forfeited.

          Change of Control

          If the individual leaves under the conditions of a change of control, the age and service requirements are waived and the individual received the current balance whether or not the individual is vested.